Exhibit 99.1

PRESS RELEASE

US $

RESOLUTE REPORTS PRELIMINARY FOURTH QUARTER AND 2013 RESULTS

•	Q4 adjusted EBITDA of $110 million; $377 million in 2013

•	Excluding special items, 2013 net earnings of $1.13 per share; $0.34 per share in Q4

•	GAAP net loss of $6.75 per share in 2013, due mainly to tax charge; $0.03 per share in Q4

•	Net pension & OPEB liability decreased by $672 million

MONTREAL, CANADA, February 6, 2014 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income, excluding special items ($746 million), of $107 million for the year ended December 31, 2013, up 24% compared to 2012, on sales of $4.5 billion, unchanged from prior year. Earnings per share, excluding special items ($7.88 per share), were $1.13, up 28% compared to 2012. GAAP net loss was $639 million in 2013, or $6.75 per share, compared to net income of $1 million, or $0.01 per share, in 2012.

In the fourth quarter of 2013, the Company reported net income, excluding special items ($35 million), of $32 million, or $0.34 per share, up 13% from the fourth quarter of 2012. GAAP net loss was $3 million in the quarter, or $0.03 per share, compared to a loss of $45 million, or $0.47 per share, in the fourth quarter of 2012. Sales were $1.2 billion, up 2% from the fourth quarter of 2012.

“In 2013, 45% of adjusted EBITDA came from our market pulp and wood products businesses,” said Richard Garneau, president and chief executive officer. “Because of our diversified asset base, improvements in market pulp and wood products made up for a challenging year in paper grades. We’ve taken important steps to grow these businesses with acquisitions and investment commitments, while at the same time optimizing paper assets to maximize capacity utilization and margins. We also continued to focus on costs to improve earnings power.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are reconciled below.

CONSOLIDATED OPERATING INCOME VARIANCE

The Company recorded an operating loss of $2 million in 2013, compared to an operating loss of $28 million in 2012. Lower overall pricing and shipments offset improvements in manufacturing costs ($30 million) and the weaker Canadian dollar ($40 million). Although pricing and volumes improved in wood products and market pulp, they were overshadowed by this year’s market weakness in paper grades. Manufacturing costs improved because of the Company’s asset optimization and mill restructuring initiatives and the effect of external power sales from new cogeneration facilities, offset in part by higher maintenance costs, higher fuel energy costs because of natural gas pricing and increased fiber costs. Overall shipment volumes rose compared to 2012, largely because of the acquisition of Fibrek Inc. in May of 2012. Closure costs, impairment and other related charges were $96 million lower due to the timing of asset optimization and mill restructuring initiatives. Selling, general and administrative expenses rose in the year ($17 million), largely because of credits recorded in 2012.

SEGMENT OPERATING INCOME VARIANCE

As of the fourth quarter, the Company’s results from its coated papers assets have been combined with the specialty papers segment. This better reflects management’s internal analysis, given the increasingly high degree of substitution with supercalender grades, and the diminishing percentage coated papers represents in its product portfolio. Comparative information, including the information in this earnings release, has been modified to conform with this revised segment presentation.

Newsprint

Compared to the third quarter, operating income rose by $6 million in the fourth quarter, to $19 million. Shipments and the average transaction price were essentially unchanged. North American shipments represented 59% of total shipments, as export markets improved but remained sporadic. Despite an increase in fuel energy consumption due to the cold weather at Canadian mills, operating cost per unit (the “delivered cost”) was 2% lower than in the third quarter, at $579 per metric ton, because of seasonally lower electricity costs in the U.S. southeast, higher production from power cogeneration assets, as well as a favorable power adjustment.

Newsprint generated $40 million of operating income in 2013, down $57 million from 2012, as the average transaction price fell by 6%, or $37 per metric ton, and shipments decreased by 4%. The reduction in shipments reflects initiatives, such as the closure of two machines, partially offset by the restart of a mill in Gatineau, Québec, to optimize mill assets in response to changing market dynamics. With the resulting improvement in costs, in addition to external power sales from new cogeneration facilities, the weaker Canadian dollar and lower chip prices, the delivered cost fell by $15 per metric ton compared to 2012.

Specialty Papers

Operating income was $11 million in the fourth quarter, $3 million lower than the third quarter. Shipments were up by 3%, mostly because of seasonality in supercalender grades, but the average transaction price was essentially unchanged, reflecting the offsetting effect of higher pricing for uncoated freesheet substitutes and lower prices for coated mechanical grades. The delivered cost rose 1%, at $718 per short ton, because of higher seasonal fuel energy usage in Québec and maintenance-related costs, despite a drop in costs of electricity and raw materials.

Compared to 2012, the specialty papers segment generated operating income of $35 million in 2013, down $50 million, as shipments fell by 11%, or 217,000 short tons, and the average transaction price decreased by 2%. The drop in shipments reflects efforts to adjust to market dynamics by streamlining production and optimizing mill assets, including the idling or closure of three machines, partially offset by the restart of a machine at Dolbeau, Québec. Despite higher maintenance costs and higher wood costs in the U.S. southeast due to wet weather, the Company cut manufacturing costs by $21 million as a result of lower usage of kraft pulp and coating chemicals, external power sales from new cogeneration facilities, the weaker Canadian dollar and lower labor costs. The delivered cost, however, rose by 1% as a result of the lower shipments.

Market Pulp

Market pulp generated operating income of $16 million in the fourth quarter, $5 million less than the third quarter. There was a 5% increase in shipments, or 18,000 metric tons, but the delivered cost rose by 3%, at $639 per metric ton, mostly as a result of higher

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maintenance costs, including lost cogeneration production, fuel energy consumption at Canadian mills and wood costs at U.S. mills due to wet weather. Inventories shrank by 21%, to 81,000 metric tons, their lowest level since the acquisition of Fibrek.

Operating income was $42 million for 2013, compared to an operating loss of $43 million in 2012. Shipments were 26% higher than 2012, most of which relates to Fibrek, including the additional four months of results given the timing of the acquisition as well as increased operating time at the Saint-Félicien, Québec, mill in light of the extensive downtime taken in 2012 to improve its environmental performance. Non-Fibrek shipments rose by 7% as a result of stronger market conditions. The average transaction price was 2% higher in 2013, or $16 per metric ton, and the delivered cost fell 7%, or $46 per metric ton, as a result of lower chip and recovered paper costs, external power sales from new cogeneration facilities and lower costs related to the Saint-Félicien downtime, despite higher wood costs in the U.S. southeast due to the wet weather and higher natural gas prices.

Wood Products

Compared to breakeven in the third quarter, operating income rose to $9 million in the fourth quarter. The average transaction price rose by 7%, or $26 per thousand board feet, but shipments slipped by 9% from the high levels recorded in the third quarter. The delivered cost remained stable, at $353 per thousand board feet. Finished goods inventory rose by 15% as a result of weaker demand in November.

Wood products generated operating income of $41 million in 2013, up $15 million from 2012. There was an 11% increase in average transaction price, or $37 per thousand board feet, and a 3% rise in shipments, both reflecting stronger market conditions as U.S. housing starts were 18% higher than 2012. The delivered cost increased by 8%, or $26 per thousand board feet, primarily because of log costs, due to higher stumpage fees and other costs associated with the comprehensive modification of the forest tenure system in the province of Québec, and lower internal wood chip selling prices.

CORPORATE & FINANCE

“The rising interest rate environment, strong asset returns, 2013 funding, the favorable currency impact and amendments to other postretirement benefits (OPEB) plans all contributed to the elimination of $672 million of net pension and OPEB liabilities from our balance sheet compared to 2012,” said Jo-Ann Longworth, senior vice president and chief financial officer. “We expect that in the coming months, Québec and Ontario will adopt regulations consistent with the agreement in principle we reached with Company stakeholders in Québec and Ontario in 2013. These regulations will replace the corrective measures mechanism with modest incremental contributions beyond the basic funding, providing us with stable, predictable and balanced pension funding requirements. Accordingly, we accelerated $30 million of contributions to our Canadian plans in the fourth quarter, representing the incremental funding under the regulations had they been adopted in 2013. Total pension contributions were $155 million in 2013, consistent with our previous guidance.”

As described at the time, the Company reduced the carrying value of deferred income tax assets on the balance sheet by $619 million in the third quarter, which was adjusted to $604 million in the fourth quarter, representing the portion related to its U.S. operations. The reduction is a non-recurring, non-cash adjustment, recorded as an income tax charge. It does not reduce the Company’s underlying tax attributes, nor hinders its ability to use them.

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OUTLOOK

Mr. Garneau added: “After running the network at near-capacity in the fourth quarter, we expect to maintain our newsprint volume into the first quarter, despite seasonal lows. With our scale, financial strength and lower-cost operating platform, we’re confident in our ability to be a long-term, reliable supplier for our customers. We expect to see lighter, but seasonally consistent, shipment volumes in the specialty segment, as supercalender grades back off their fourth quarter seasonal highs and coated papers continue to face pressure from lower demand and grade substitution. Our market pulp inventory fell by five days of supply in the fourth quarter, and while our average transaction price didn’t reflect recent industry price announcements, mostly on account of grade mix, we expect that the improving market conditions will be more apparent in the first quarter, particularly in softwood and recycled grades. But the timing of worldwide capacity increases, mostly in hardwood grades, makes the second half of 2014 somewhat more uncertain. Based on the positive momentum of U.S. housing starts, we expect lumber pricing and shipments to hold near fourth quarter levels. But costs will remain under pressure because of lower wood allocation and the additional burdens imposed on producers with the province of Québec’s comprehensive modification of the forest tenure system. Generally speaking, seasonality has a strong influence on costs, and this winter looks to be a particularly difficult one, not just in terms of energy but also because of weather-related constraints in our distribution network in Canada and the U.S., in addition to production disruptions at mills facing unusually harsh regional weather conditions, such as in the U.S. southeast.

EARNINGS CONFERENCE CALL

The Company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (888) 789-9572 (pass code 9499887) at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the Company’s website. A phone replay will also be available until February 20 by dialing (800) 408-3053 with the pass code 1985375.

DESCRIPTION OF SPECIAL ITEMS

Special items, net of tax (in millions)	Fourth quarter 2013	Full year 2013	Fourth quarter 2012	Full year 2012
Foreign currency translation loss (gain)	$17	$26	$3	$(23)
Severance costs	—	—	1	4
Closure costs, impairment and other related charges	24	59	64	116
Inventory write-downs related to closures	4	7	4	7
Start-up costs of idled mill	1	23	6	10
Net gain on disposition of assets		(2)	(6)	(22)
Transaction costs	—	5	1	8
Other expense (income), net	4	(14)	(2)	(2)
Non-cash charge (credit) for reorganization-related and other tax adjustments	—	—	3	(13)
U.S. deferred income tax asset valuation allowance	(15)	604	—	—
Net loss on extinguishment of debt	—	38	—	—

Total	$35	$746	$74	$85

Non-GAAP financial measures, such as adjustments for special items, are reconciled below.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this press release and the earnings conference call referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to reach resolution concerning the funding relief measures related to the material Canadian registered pension plans; efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives; business and operating outlook; assessment of market conditions; prospects, growth strategies and the industry in which we operate; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the presentation referred to above include, but are not limited to, the potential risks and uncertainties set forth under the heading “Risk Factors” in exhibit 99.4 to the current report on Form 8-K filed with the United States Securities and Exchange Commission and the Canadian securities regulatory authorities on April 24, 2013.

All forward-looking statements in the presentation referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the SEC and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT RESOLUTE FOREST PRODUCTS

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates over 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada. Marketing its products in close to 90 countries, Resolute has third-party certified 100% of its managed woodlands to at least one of three internationally-recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

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Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic. Resolute is also a member of the World Wildlife Fund’s Climate Savers program, in which businesses establish ambitious targets to voluntarily reduce greenhouse gas emissions and work aggressively toward achieving them.

CONTACTS

Investors	Media and Others

Rémi G. Lalonde Vice President, Investor Relations 514 394-2345 ir@resolutefp.com	Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

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RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2012
Sales	$1,150	$1,128	$4,461	$4,503
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	874	883	3,446	3,485
Depreciation and amortization	61	59	243	233
Distribution costs	134	129	521	514
Selling, general and administrative expenses	40	35	166	149
Closure costs, impairment and other related charges (3)	33	87	89	185
Net gain on disposition of assets	—	(7)	(2)	(35)

Operating income (loss)	8	(58)	(2)	(28)

Other (expense) income:
Interest expense	(12)	(15)	(51)	(66)
Other (expense) income, net (4)	(20)	—	(62)	22

Loss before income taxes	(24)	(73)	(115)	(72)
Income tax benefit (provision) (5)	22	29	(524)	39

Net loss including noncontrolling interests	(2)	(44)	(639)	(33)
Net (income) loss attributable to noncontrolling interests	(1)	(1)	—	34

Net (loss) income attributable to Resolute Forest Products Inc.	$(3)	$(45)	$(639)	$1

Net (loss) income per share attributable to Resolute Forest Products Inc. common shareholders: (6)
Basic	$(0.03)	$(0.47)	$(6.75)	$0.01
Diluted	(0.03)	(0.47)	(6.75)	0.01
Weighted-average number of Resolute Forest Products Inc. common shares outstanding: (6)
Basic	94.5	95.7	94.7	97.4
Diluted	94.5	95.7	94.7	97.5

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31, 2013	December 31, 2012

Assets
Current assets:
Cash and cash equivalents	$322	$263
Accounts receivable trade, net	536	576
Accounts receivable other	98	121
Inventories, net	529	558
Deferred income tax assets	32	56
Other current assets	45	56

Total current assets	1,562	1,630

Fixed assets, net	2,289	2,440
Amortizable intangible assets, net	66	69
Deferred income tax assets	1,266	2,000
Other assets	202	194

Total assets	$5,385	$6,333

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$533	$581
Current portion of long-term debt	2	2
Deferred income tax liabilities	32	—

Total current liabilities	567	583

Long-term debt, net of current portion	597	532
Pension and other postretirement benefit obligations	1,294	1,946
Deferred income tax liabilities	26	75
Other long-term liabilities	62	72

Total liabilities	2,546	3,208

Commitments and contingencies

Equity:
Common stock	—	—
Additional paid-in capital	3,751	3,730
(Deficit) retained earnings	(592)	47
Accumulated other comprehensive loss	(271)	(614)
Treasury stock at cost	(61)	(61)

Total Resolute Forest Products Inc. shareholders’ equity	2,827	3,102
Noncontrolling interests	12	23

Total equity	2,839	3,125

Total liabilities and equity	$5,385	$6,333

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2012
Cash flows from operating activities:
Net loss including noncontrolling interests	$(639)	$(33)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	7	5
Depreciation and amortization	243	233
Closure costs, impairment and other related charges	80	166
Inventory write-downs related to closures	11	12
Deferred income taxes	523	(36)
Net pension contributions and other postretirement benefit payments	(117)	(95)
Net gain on disposition of assets	(2)	(35)
Loss (gain) on translation of foreign currency denominated deferred income taxes	93	(37)
(Gain) loss on translation of foreign currency denominated pension and other postretirement benefit obligations	(88)	30
Gain on forgiveness of note payable	(12)	—
Net loss on extinguishment of debt	59	—
Net planned major maintenance payments	(1)	(7)
Premium related to debt redemptions	—	(5)
Dividends received from equity method investees in excess of income	6	2
Leasehold improvement incentive received from lessor	—	5
Other, net	(8)	(3)
Changes in working capital:
Accounts receivable	62	91
Inventories	16	(21)
Other current assets	10	5
Accounts payable and accrued liabilities	(37)	(11)

Net change in working capital	51	64

Net cash provided by operating activities	206	266

Cash flows from investing activities:
Cash invested in fixed assets	(161)	(169)
Disposition of our interest in Bowater Mersey Paper Company Limited, net of cash	—	14
Disposition of other assets	4	36
Acquisition of Fibrek Inc., net of cash acquired	—	(24)
Proceeds from insurance settlements	4	—
Decrease in restricted cash	8	76
Increase in deposit requirements for letters of credit, net	(2)	(12)
Other investing activities, net	(4)	4

Net cash used in investing activities	(151)	(75)

Cash flows from financing activities:
Issuance of long-term debt	594	—
Premium paid on extinguishment of debt	(84)	—
Payments of debt	(503)	(198)
Payments of financing and credit facility fees	(9)	—
Purchases of treasury stock	—	(67)
Dividends to noncontrolling interests	(2)	(5)
Acquisition of noncontrolling interest	—	(27)
Contribution of capital from noncontrolling interest	8	—

Net cash provided by (used in) financing activities	4	(297)

Net increase (decrease) in cash and cash equivalents	59	(106)
Cash and cash equivalents:
Beginning of period	263	369

End of period	$322	$263

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 7 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three Months Ended December 31, 2013 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$8	$(3)	$(0.03)
Adjustments for special items:
Foreign currency translation loss	—	17	0.18
Closure costs, impairment and other related charges	33	24	0.26
Inventory write-downs related to closures	6	4	0.04
Start up costs of idled mill	1	1	0.01
Transaction costs	1	—	—
Other expense, net	—	4	0.04
U.S. deferred income tax asset valuation allowance	—	(15)	(0.16)

GAAP as adjusted for special items	$49	$32	0.34

Three Months Ended December 31, 2012 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(58)	$(45)	$(0.47)
Adjustments for special items:
Foreign currency translation loss	—	3	0.03
Severance costs	2	1	0.01
Closure costs, impairment and other related charges	87	64	0.67
Inventory write-downs related to closures	5	4	0.04
Start up costs of idled mill	8	6	0.06
Net gain on disposition of assets	(7)	(6)	(0.06)
Transaction costs	1	1	0.01
Other income, net	—	(2)	(0.02)
Reorganization-related and other tax adjustments	—	3	0.03

GAAP as adjusted for special items	$38	$29	$0.30

Twelve Months Ended December 31, 2013 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(2)	$(639)	$(6.75)
Adjustments for special items:
Foreign currency translation loss	—	26	0.28
Closure costs, impairment and other related charges	89	59	0.62
Inventory write-downs related to closures	11	7	0.08
Start up costs of idled mill	32	23	0.24
Net gain on disposition of assets	(2)	(2)	(0.02)
Net loss on extinguishment of debt	—	38	0.40
Transaction costs	6	5	0.05
Other income, net	—	(14)	(0.15)
U.S. deferred income tax asset valuation allowance	—	604	6.38

GAAP as adjusted for special items	$134	$107	$1.13

Twelve Months Ended December 31, 2012 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(28)	$1	$0.01
Adjustments for special items:
Foreign currency translation gain	—	(23)	(0.24)
Severance costs	5	4	0.04
Closure costs, impairment and other related charges	185	116	1.19
Inventory write-downs related to closures	12	7	0.07
Start up costs of idled mill	13	10	0.10
Net gain on disposition of assets	(35)	(22)	(0.22)
Transaction costs	8	8	0.08
Other income, net	—	(2)	(0.02)
Reorganization-related and other tax adjustments	—	(13)	(0.13)

GAAP as adjusted for special items	$160	$86	0.88

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below.

See Note 7 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures EBITDA and Adjusted EBITDA

Three Months Ended December 31, 2013 (unaudited, in millions)	Newsprint	Specialty papers (1)	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$19	$11	$16	$9	$(57)	$(2)
Interest expense, net					12	12
Income tax benefit					(22)	(22)
Depreciation and amortization	19	20	13	9	—	61

EBITDA	38	31	29	18	(67)	49
Foreign currency translation loss					15	15
Closure costs, impairment and other related charges					33	33
Inventory write-downs related to closures					6	6
Start up costs of idled mill					1	1
Transaction costs					1	1
Other expense, net					5	5

Adjusted EBITDA	$38	$31	$29	$18	$(6)	$110

Three Months Ended December 31, 2012 (unaudited, in millions)	Newsprint	Specialty papers (1)	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$18	$9	$(5)	$14	$(80)	$(44)
Interest expense, net					15	15
Income tax benefit					(29)	(29)
Depreciation and amortization	18	20	13	8	—	59

EBITDA	36	29	8	22	(94)	1
Foreign currency translation loss					4	4
Severance costs					2	2
Closure costs, impairment and other related charges					87	87
Inventory write-downs related to closures					5	5
Start up costs of idled mill					8	8
Net gain on disposition of assets					(7)	(7)
Transaction costs					1	1
Other income, net					(4)	(4)

Adjusted EBITDA	$36	$29	$8	$22	$2	$97

Twelve Months Ended December 31, 2013 (unaudited, in millions)	Newsprint	Specialty papers (1)	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$40	$35	$42	$41	$(797)	$(639)
Interest expense, net					51	51
Income tax provision					524	524
Depreciation and amortization	73	77	52	36	5	243

EBITDA	113	112	94	77	(217)	179
Foreign currency translation loss					24	24
Closure costs, impairment and other related charges					89	89
Inventory write-downs related to closures					11	11
Start up costs of idled mill					32	32
Net gain on disposition of assets					(2)	(2)
Net loss on extinguishment of debt					59	59
Transaction costs					6	6
Other income, net					(21)	(21)

Adjusted EBITDA	$113	$112	$94	$77	$(19)	$377

Twelve Months Ended December 31, 2012 (unaudited, in millions)	Newsprint	Specialty papers (1)	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$97	$85	$(43)	$26	$(198)	$(33)
Interest expense, net					66	66
Income tax benefit					(39)	(39)
Depreciation and amortization	72	83	44	34	—	233

EBITDA	169	168	1	60	(171)	227
Foreign currency translation gain					(17)	(17)
Severance costs					5	5
Closure costs, impairment and other related charges					185	185
Inventory write-downs related to closures					12	12
Start up costs of idled mill					13	13
Net gain on disposition of assets					(35)	(35)
Transaction costs					8	8
Other income, net					(5)	(5)

Adjusted EBITDA	$169	$168	$1	$60	$(5)	$393

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	In the fourth quarter of 2013, we changed the way we evaluate the results of our reportable segments and have combined our coated papers segment with our specialty papers segment. Comparative period information, including the information presented above, has been modified to conform with this revised segment presentation.

2.	In the second quarter of 2013, we changed our accounting policy for repair and maintenance costs associated with planned major maintenance activities. Previously, all repair and maintenance costs, including those associated with planned major maintenance, were expensed as incurred. We elected to change our accounting policy for planned major maintenance costs to the deferral method, whereby the costs of each planned major maintenance activity are amortized on a straight-line basis over the estimated period until the next planned major maintenance activity. All other routine repair and maintenance costs continue to be expensed as incurred. We believe that the deferral method is preferable as the economic benefit associated with planned major maintenance activities are more appropriately recognized over the period of future benefit, which is not limited to the period the expense is incurred. In addition, the deferral method enhances the comparability of our financial results with our peer companies. In accordance with the guidance in Financial Accounting Standards Board Accounting Standards Codification 250, “Accounting Changes and Error Corrections,” we have applied the change in accounting policy retroactively by adjusting our comparative consolidated financial statements for the effect of this change.

The effect of the change in accounting policy on our Consolidated Statements of Operations for the three months ended December 31, 2013 and 2012 was as follows:

	2013			2012
(Unaudited, in millions, except per share amounts)	Before Accounting Policy Change	Adjustment	As Reported	As Previously Reported	Effect of Change	As Adjusted
Cost of sales, excluding depreciation, amortization and distribution costs	$869	$5	$874	$876	$7	$883
Closure costs, impairment, and other related charges	33	–	33	82	5	87
Income tax benefit	21	1	22	26	3	29
Net loss attributable to Resolute Forest Products Inc.	1	(4)	(3)	(36)	(9)	(45)
Net loss per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	0.01	(0.04)	(0.03)	(0.38)	(0.09)	(0.47)
Diluted	0.01	(0.04)	(0.03)	(0.38)	(0.09)	(0.47)

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

The effect of the change in accounting policy on our Consolidated Statements of Operations for the years ended December 31, 2013 and 2012 was as follows:

	2013			2012
(Unaudited, in millions, except per share amounts)	Before Accounting Policy Change	Adjustment	As Reported	As Previously Reported	Effect of Change	As Adjusted
Cost of sales, excluding depreciation, amortization and distribution costs	$3,447	$(1)	$3,446	$3,492	$(7)	$3,485
Closure costs, impairment, and other related charges	89	–	89	180	5	185
Income tax (provision) benefit	(525)	1	(524)	38	1	39
Net (loss) income attributable to Resolute Forest Products Inc.	(641)	2	(639)	(2)	3	1
Net (loss) income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	(6.77)	0.02	(6.75)	(0.02)	0.03	0.01
Diluted	(6.77)	0.02	(6.75)	(0.02)	0.03	0.01

The effect of the change in accounting policy on our Consolidated Balance Sheets as of December 31, 2013 and 2012 was as follows:

	2013			2012
(Unaudited, in millions)	Before Accounting Policy Change	Adjustment	As Reported	As Previously Reported	Effect of Change	As Adjusted
Other current assets	$33	$12	$45	$45	$11	$56
Deferred income tax assets (non-current)	1,267	(1)	1,266	2,002	(2)	2,000
(Deficit) retained earnings	(603)	11	(592)	38	9	47

There was no impact on net cash provided by operating activities for all periods as a result of the change in accounting policy.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

3.	Closure costs, impairment and other related charges for the years ended December 31, 2013 and 2012 were comprised of the following:

(Unaudited, in millions)	Impairment of Assets (1)	Accelerated Depreciation	Pension and OPEB plan curtailment and settlement losses	Severance and Other Costs	Total
Indefinite idlings and extended market- related outage:
Paper machine in Calhoun, Tennessee	$—	$44	$—	$6	$50
Kraft mill and paper machines in Fort Frances, Ontario	—	—	2	15	17
Permanent closure:
Paper machine in Iroquois Falls, Ontario	—	2	—	1	3
Restructuring initiative:
Baie-Comeau, Québec paper mill	—	—	1	1	2
Other	11	4	—	2	17

2013 Total	$11	$50	$3	$25	$89

2012 Total	$111	$21	$21	$32	$185

(1)	Due to declining market conditions, we recorded long-lived assets impairment charges related to our recycling assets to reduce the carrying value of the assets to their estimated fair value.

4.	Other (expense) income, net for the year ended December 31, 2013 and 2012 was comprised of the following:

(Unaudited, in millions)	2013	2012
Foreign exchange (loss) gain	$(24)	$17
Net (loss) gain on extinguishment of debt	(59)	2
Gain on forgiveness of note payable	12	—
Gain on liquidation settlement	12	—
Post-emergence costs	(1)	(11)
Miscellaneous (expense) income	(2)	14

	$(62)	$22

5.	During 2013, we recorded an income tax provision of $524 million. This reflects a tax charge of $604 million to establish a full valuation allowance against our net U.S. deferred income tax assets. In determining the likelihood of realization of these deferred income tax assets, we considered the existence of a three-year cumulative loss in our U.S. operations, which limits our ability to rely on projections of future earnings to support the continued recognition of our U.S. deferred income tax assets. We also recorded in 2013 a tax benefit resulting from the reversal of $36 million of valuation allowance related to available U.S. capital losses which are now expected to be utilized in the future as a result of the acquisition of the noncontrolling interest in Calhoun Newsprint Company.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

6.	For the calculation of basic and diluted net (loss) income per share for the year ended December 31, 2013 and 2012, no adjustments to net (loss) income attributable to Resolute Forest Products Inc. were necessary.

7.	Tables represent a reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share (“EPS”), in each case adjusted for special items, as well as EBITDA and adjusted EBITDA, in each case by reportable segment. We believe that these measures are useful because they allow the reader to more easily compare our ongoing operations, financial performance, and EPS from period to period. They are also consistent with the indicators management uses internally to measure our performance. These non-GAAP measures should be considered in addition to and not a substitute for measures of financial performance calculated and presented in accordance with GAAP in our Consolidated Statement of Operations in our filings with the Securities and Exchange Commission. Consequently, readers should rely on GAAP operating income (loss), operating income (loss) by reportable segment, net income (loss) and EPS. Non-GAAP measures included in our press release include:

Operating income (loss) adjusted for special items—is defined as operating income (loss) from our Consolidated Statements of Operations excluding special items, such as closure costs, impairment and other related charges, severance costs, inventory write-downs related to closures, start up costs of idled mills, gains and losses on dispositions of assets, transaction costs and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

Net income (loss) adjusted for special items—is defined as net income (loss) from our Consolidated Statements of Operations excluding the same items as under operating income (loss) adjusted for the special items, in addition to the effects of foreign currency translation, net loss on extinguishment of debt, other income (expense), U.S. deferred income tax asset valuation allowance and reorganization-related and other tax adjustments.

EPS adjusted for special items—is defined as diluted EPS calculated based on the net income (loss) adjusted for special items as described above.

EBITDA by reportable segment—is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations, allocated to each of our reportable segments (newsprint, specialty papers, market pulp and wood products) in accordance with FASB ASC 290, “Segment Reporting,” and adjusted for depreciation and amortization. EBITDA for the corporate and other segment is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations after the allocation to reportable segments, adjusted for interest expense, income taxes and depreciation and amortization.

Adjusted EBITDA – is defined as EBITDA excluding the special items described above.

8.	Certain prior period amounts have been reclassified to conform to the 2013 presentation.